Exhibit 10.2
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
THIS AGREEMENT is made between RSE Enterprises, Inc., an Oklahoma corporation, and/ or assigns, whose notice address is 210 N. Broadway, Ada, Oklahoma 74820 (hereinafter referred to as the “Purchaser”), and First Physicians Capital Group, Inc., a California corporation whose notice address is 9663 Santa Monica Blvd., #959, Beverly Hills, CA 90210 (hereinafter collectively referred to as the “Seller”). The sale of real property in this matter is being simultaneously with sale of the operations and equipment of the hospital which located on the real property.
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the agreements herein contained, the parties agree as follows:
1. Sale Agreement. Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, subject to all of the terms and conditions of this Agreement, the real property known as the Johnston County Memorial Hospital located at 1101 S. Byrd, Tishomingo, Oklahoma, as shown on Exhibit “A”, and subject to survey, together with all rights, privileges and appurtenances thereunto belonging or appertaining, including all rights, title and interest of Seller in and to the streets, alleys, easements and rights-of-way adjacent thereto (“Real Property”); all buildings, improvements and fixtures located on the Real Property (“Improvements”); all term leases (“Leases”) and assignable continuing contracts, business licenses, utility contracts, plans and specifications, warranties, governmental approvals and development rights (if any) related to the Improvements and/or any part thereof (the “Intangible Property”); and all tangible personal property (if any) owned by Seller and located on or affixed to the Real Property (“Personal Property”) (collectively the “Property.”)
2. Purchase Price. The total Purchase Price for the Property shall be One Million Six Hundred Thirty Thousand No/100 Dollars ($1,630,000.00). The Purchase Price shall be paid as follows:
2.1 To pay off Note # 5016803 at Bank of Commerce, 220 S. Bickford, El Reno, OK (405) 262-8272, with a payoff amount as of December 24, 2010, of $1,146,165.42 and a per diem accruing following December 24, 2010 of $220.75 per day (the “Note”).
2.2 The amount remaining following the payoff of the Note to Seller in immediately available funds at Closing.

3. Conditions Precedent to Closing. The following conditions shall be satisfied prior to the Closing Date, as hereinafter defined.
3.1 Title of Record. Prior to Closing, Seller shall deliver to Purchaser a commitment for an ALTA Policy of Owner’s Title Insurance (the “Title Commitment”), covering the Property, showing marketable record title to the Property to be in Seller, subject only to current ad valorem taxes not yet due, and other matters approved or waived in writing by Purchaser.
3.1.1 Marketable Record Title. Record title to the Property shall be marketable as that term is defined by the current title standards of the Oklahoma Bar Association, free and clear of all liens and encumbrances or other matters affecting the record title to the Property, except easements and restrictions of record and less and except all oil, gas and other mineral interests.
3.1.2 Defects in Record Title. Within ten (10) days after Purchaser’s receipt of the Title Commitment, Purchaser shall furnish to Seller written notification of any objection to or defects in record title. Subject to the terms of Paragraph 3.1.3 hereof, Seller agrees to use Seller’s best efforts to satisfy all objections of Purchaser to the Title Commitment and all requirements of the Title Commitment prior to the Closing date.
3.1.3 Failure to Cure Defects. In the event Seller fails to satisfy all requirements of the Title Commitment or to cure Purchaser’s other objections to defects in record title prior to the Closing Date, Purchaser may elect to waive such requirements or title objections, or Seller may extend the Closing Date for a period not to exceed sixty (30) days in order to correct such title defects. In the event such requirements or objections are not waived or cured within said extension, the Purchaser shall be entitled to declare this Agreement null and void, and shall be entitled to a full refund of the Earnest Money Deposit.
3.2 Survey. Prior to Closing, Seller will furnish the Title Company an ALTA Land Title Survey certified to Purchaser and the Title Company (the “Survey”), which Survey shall be prepared by a registered land surveyor acceptable to Purchaser. The Survey shall be sufficient to permit the Title Company to delete the standard printed exceptions in its owner’s policy of title insurance pertaining to matters that would be disclosed by an accurate survey of the Property. Seller and Purchaser shall each pay one-half of the expense of the survey at Closing.
3.3 Inspection Contingency. Purchaser shall have thirty (15) days after the effective date hereof (“Inspection Period”) to inspect the Property and make whatever other inquiry it deems appropriate to determine the suitability of the Property for Purchaser’s intended use and the environmental condition of the Property. Purchaser may engage consultants or engineers of the Purchaser’s choosing to conduct studies of the Property as the Purchaser deems necessary. The Purchaser or its agents shall have the right to enter the Property at reasonable times and make such tests, inspections, studies, and other investigations as the Purchaser may require at the Purchaser’s expense and risk. Purchaser shall notify Seller in writing on or before the end of the Inspection Period whether or not the results of the Purchaser’s inspection satisfies Purchaser that the Property is suitable for its intended use. If Purchaser notifies Seller of its election not to proceed with the purchase of the Property, this Agreement shall be deemed null and void and Purchaser shall be entitled to a full refund of the Earnest Money Deposit. Failure of Purchaser to notify Seller that the Property is not suitable for its intended use shall constitute Purchaser’s election to proceed with the purchase of the Property according to the terms and conditions herein.

3.4 Environmental Inspection. A Phase One Environmental Inspection (“Environmental Inspection”) is hereby authorized by the Seller. The cost of the Environmental Inspection shall be paid by the Purchaser. In the event there are environmental problems revealed by the Environmental Inspection and the Seller is not willing, or unable, to satisfy the problems in a manner satisfactory to the Purchaser, this Agreement shall be deemed null and void and Purchaser shall be entitled to a full refund of the Earnest Money Deposit.
4. Closing. The purchase of the Property shall be consummated as follows:
4.1 Closing Date. The Closing Date shall be a date mutually agreed by the Seller and Purchaser on or before December 31, 2010.
4.2 Place of Closing. The Closing shall be conducted at CrossRoads Title Escrow & Closing, 124 N Main St, Kingfisher, OK 73750; (405) 375-5312. CrossRoads is an agent of First American Title and it handled the previous financing related to this real property. The parties anticipate doing a “remote” closing where neither side is required to be physically present at Closing, having signed all necessary documents in advance.
4.3 Warranty Deed. Title to the Property shall be conveyed by Warranty Deed, free and clear of all liens and encumbrances and subject only to those exceptions contained in the Title Commitment, which are approved by Purchaser, and less and except all oil, gas or other mineral interests. The legal description to be included in the Warranty Deed shall conform to that provided by the surveyor pursuant to Paragraph 3.2.
4.4 Owner’s Policy of Title Insurance. An Owner’s Policy of Title Insurance issued pursuant to the Title Commitment described herein above will be furnished to the Purchaser or Purchaser’s nominee at Closing. Such policy shall insure that fee simple marketable title, subject only to the matters set forth in the Title Commitment that are acceptable to Purchaser, is vested in Purchaser. Seller and Purchaser shall each pay one-half of the premium for title insurance.
4.5 Possession. Possession of the Property shall be given to Purchaser on the Closing Date. There shall be no leases, agreements, rights, written or verbal affecting the Property on the Closing Date.

4.6 Prorations of Taxes and Assessments. All property taxes, if any, for all calendar years preceding the year of Closing shall be paid by Seller. All property taxes for the calendar year of Closing shall be prorated to the Closing Date based on the latest available information regarding property taxes assessed against the Property. At the Closing, the Seller shall pay or discharge any special assessments against the Property which are payable as of the Closing Date and for all years prior thereto and which are a lien on the Property as of the Closing Date.
4.7 Closing Costs. Purchaser shall pay the following costs: Purchaser’s attorney’s fees, recording fees, one-half of the title insurance premium, one-half of the survey expense, one-half of the Closing fees and/or escrow fees and all other costs and expenses of Purchaser specified elsewhere in this Agreement. Seller shall pay the following costs: Seller’s attorney’s fees, abstracting costs, costs to comply with the requirements contained in the Title Commitment and to cure any title objections, the cost of documentary stamps for the Warranty Deed, brokerage commission, one-half of the Closing fees and/or escrow fees, one-half of the title insurance premium, one-half of the survey expense and all other costs and expenses of Seller specified elsewhere in this Agreement.
4.8 Commissions. Purchaser and Seller covenant and represent to each other that neither party is entitled to be paid a fee or commission in connection with the transaction contemplated by this Agreement, and neither Purchaser nor Seller has had any dealings or agreements with any other individual or entity in connection therewith. If any other individual or entity will assert a claim to a finder’s fee, or commission, or other similar fee against either Purchaser or Seller on account of an alleged employment, arrangement or contract as a broker or a finder, then the party who is alleged to have retained such individual or entity will and does hereby agree to indemnify and hold harmless the other party from and against any such claim and all costs, expenses, liabilities and damages incurred in connection with such claim or any action or proceeding brought thereon.
5. Seller’s Warranties and Representations. Seller hereby warrants and represents to Purchaser as follows:
5.1. Seller has good and indefeasible fee simple title to the Property, free and clear of any encumbrances other than the Permitted Exceptions. On the Closing date, there will be no parties in possession of any portion of the Property as lessees or tenants at sufferance.
5.2 There is no pending or, to the knowledge of Seller, threatened condemnation or similar proceeding or special assessment (inclusive of assessments for street widening, repair, or improvement), or change in zoning affecting the Property.

5.3. To the best of Seller’s knowledge, Seller has no knowledge that the Property violates any applicable federal, state, county, or city statute, ordinance, code, rule or regulation.
5.4 To the best of Seller’s knowledge, there is no pending or, threatened litigation or administrative proceeding affecting Seller or the Property.
5.5. The execution and delivery of, and Seller’s performance under, this Agreement are within Seller’s powers and have been duly authorized by all requisite actions. This agreement constitutes a binding obligation of Seller enforceable in accordance with its terms.
5.6. To the best of Seller’s knowledge, performance of this Agreement by Seller will not result in any default under, or in the imposition of any lien or encumbrance upon the Property under any contract or other agreement that affects Seller or the Property.
5.7. To the best of Seller’s knowledge, the Property has not been used for the disposal or dumping of nor has there been any spillage or seepage of any hazardous substances or hazardous wastes, and the Property contains no such hazardous substances or hazardous wastes.
5.8. To the best of Seller’s knowledge, there are no underground storage tanks located in, on, or under the Property.
6. Default. If Seller wrongfully refuses to close the sale of the Property under the terms of this Agreement, Purchaser shall be entitled to the remedies under Oklahoma law. If Purchaser wrongfully refuses to close the purchase under the terms of this Agreement within the time prescribed above, the same shall constitute a breach of this Agreement and Purchaser’s liability to Seller shall be limited ten percent (10%) of the purchase price as liquidated damages, it being agreed by the Parties that Seller’s damages would be difficult to ascertain and this amount represents a fair estimate of such damages.
7. Miscellaneous. It is further understood and agreed as follows:
7.1 Adverse Change. If, from the date of execution of this Agreement until the Closing Date, the Property shall be materially and adversely affected in any way as a result of any legislative or regulatory change, Purchaser, at its option, may refuse to close the purchase of the Property and shall be entitled to a refund of all monies paid. The property is being conveyed in its present condition, as is. Purchaser and Seller agree that the risk of loss with respect to the Property shall remain on Seller prior to the Closing of the sale and purchase of the Property.

7.2 Severability. If any provision of this Agreement shall be held to be void or unenforceable for any reason, the remaining terms and provisions hereof shall not be affected thereby.
7.3 Time. Time is of the essence of this Agreement.
7.4 Binding Effect. The provisions of this Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto.
7.5 Amendment and Waiver. This agreement may be amended at any time in all respects by, an instrument in writing executed by Seller and Purchaser. Either party may waive any requirement to be performed by the other, provided that said waiver shall be in writing and executed by the party waiving the requirement.
7.6 Integrated Agreement. This Agreement constitutes the entire agreement between Purchaser and Seller, and there are no agreements, understandings, restrictions, warranties, or representations with respect to the Property between Purchaser and Seller other than those set forth herein.
7.7 Construction of Terms. This Agreement may not be construed more strictly against one party than against the other by virtue of the fact that initial drafts may have been prepared by legal counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement.
7.8 Execution of Documents. Each party covenants and agrees that it will at any time and from time to time do such acts and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents as may be reasonably requested by the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement.
7.9 Choice of Law. It is the intention of Seller and Purchaser that the laws of Oklahoma shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of Purchaser and Seller.

7.10 Notice. Any notices or other communications required or permitted by this Agreement shall be in writing and delivered personally and acknowledged by written receipt or mailed, postage prepaid, registered or certified, return receipt requested, to the party at its address stated on the first page hereof or to such other address as such party may substitute by written notice as above provided. Any such notice or communication shall be deemed given when delivered personally or when mailed, except when receipt is specifically required under this Agreement. Copies of all notification shall be sent to:
(a)

First Physicians Capital Group, Inc. 9663 Santa Monica Blvd., #959 Beverly Hills, CA 90210 Attention: David Hirschhorn, CEO

With a copy to:

Shawn J. Roberts, PC 1233 E. 33rd Street Edmond, OK 73003 Attn: Shawn J. Roberts

(b)	Address for Notices Buyer:

RSE Enterprises, Inc. 210 N. Broadway Ada, Oklahoma 74820
7.11 Assignment. The Purchaser may assign its rights under this Agreement without the prior consent of Seller. Such assignment shall not relieve Purchaser of its obligations herein.
7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement.
7.13 Execution. This Agreement shall not be effective until executed by all parties hereto. Unless Purchaser and Seller have received fully executed counterpart originals of this Agreement on or before 5:00 p.m. on                      then this Agreement shall be null and void.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and sealed this Agreement effective as of the last date written below.

PURCHASER

RSE Enterprises, Inc., an Oklahoma Corporation;

By:	Date:

David Taylor, Manager

SELLER

First Physicians Capital Group, Inc., a California Corporation;

By:	Date:

David Hirschhorn, CEO

“EXHIBIT “A”
Intentionally left blank until survey in Paragraph 3.2 is completed.